Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:

Stem Cell Therapy International, Inc.

David Stark

President

Info@scticorp.com

STEM CELL THERAPY INTERNATIONAL INC. ANNOUNCES

MAJOR OBSTACLES CLEARED FOR MERGER WITH

HISTOSTEM

•	HISTOSTEM LITIGATION RESOLVED FAVORABLY

•	NEGOTIATING TERMS FOR NECESSARY FINANCING

•	ESTABLISHED RELATIONSHIP WITH CLINIC IN MEXICO

•	IMMINENT EXECUTION OF STRATEGIC PLAN

TAMPA, Fla. – December 11, 2008 – Stem Cell Therapy International Inc. (SCII), announces today that the Company is in the final stages of completing the merger between Stem Cell Therapy International, Inc. (the “Company” or “AmStem International”), and the Histostem Corporation, Ltd (Korea), which has been filed previously with the SEC.

The Company continues to coordinate with Histostem to finalize the details of the merger between the two companies, which is expected to be completed shortly. In addition, the Company is working with several investors to negotiate terms to obtain the necessary investment capital, which will enable management to implement its strategic growth initiatives, and begin creating revenue almost immediately.

AmStem International, the newly named company resulting from the merger of Stem Cell Therapy International, Inc., and HistoStem, Ltd. of Korea, will soon be the primary resource for scientific Stem Cell research by pioneering the bio-resource bridge between Asia and the United States. Histostem operates the largest accredited Cord Blood & Stem Cell bank in the world

(more than twice as large as its nearest competitor), and is already successfully treating patients with its patented, Korean FDA-approved Stem Cell therapies.

“This is a truly auspicious development,” says David Stark, President of Stem Cell Therapy International, Inc. “Now all parties are completely unencumbered to combine resources and become the world leader in several strategic growth market sectors: Cord Blood banking, Stem Cell therapy, the highest quality Biological Repository for science, and development of our own products.”

At the recent World Stem Cell Summit held in Madison, Wisconsin, Dr. Stark forged a relationship with a U.S. company, Cancun Stem Cell Clinic, Inc. with a stem cell clinic in Cancun, Mexico, which will enable the Company to conduct IRB approved clinical studies under ICH and FDA approved guidelines. The clinic will be operated by a team of highly trained American and Mexican staff, utilizing Cancun Stem Cell Clinic, Inc., state-of-the-art facility and Histostem’s proven therapeutic models.

David Stark, Chief Executive Officer, states, “Although it has been a challenge to make significant progress while the Company was awaiting the jury verdict in the Histostem litigation, we have created a great foundation with the Cancun Stem Cell Clinic, Inc., in Cancun, Mexico, which should enable us to accelerate our growth strategy after we complete the merger and obtain the necessary financing.”

As AmStem International, the Company plans to leverage Histostem’s technology to be the state-of-the-art conduit for bringing Asian adult Stem Cells into the U.S. for clinical trials and the treatment of conditions on which Americans spend billions of dollars annually. This is predicated on successful clinical trial results for Male Pattern Baldness, Buerger’s Disease and other conditions in Korea by Histostem, whose repository of over 80,000 Cord Blood Units has consistently met the rigorous standards of the Korean FDA. This has made Histostem the largest repository of Cord Blood in the world, and one of the first to actually profit from sales of its own Stem Cell-derived products. This ensures a faster than usual revenue stream for the new company.

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (‘SCII’) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products. Further information about Stem Cell Therapy International, Inc. can be found at its website www.scticorp.com.

About Histostem Corporation, Ltd:

Histostem, Co., Ltd. started in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently have 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of five patents that have been granted and 6 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.